DEBTOR-IN-POSSESSION
                     REVOLVING CREDIT AND SECURITY AGREEMENT
                            DATED AS OF JULY 8, 1996


         This Debtor-In-Possession Revolving Credit and Security Agreement ("DIP LOAN AGREEMENT") between NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association having its principal office at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479 ("BANK"), and BRAUN'S FASHIONS, INC., a Minnesota corporation, with its principal place of business at 2400 Xenium Lane North, Plymouth, Minnesota 55441 ("BORROWER" or "DEBTOR"), a debtor-in-possession in Case No. 96-1030 (HSB) pending in the United States Bankruptcy Court for the District of Delaware ("CASE"), and BRAUN'S FASHIONS CORPORATION, a Delaware corporation with its principal office at 2400 Xenium Lane North, Plymouth, Minnesota 55441, a debtor-in-possession in Case No. 96-1030 (HSB) pending in the United States Bankruptcy Court for the District of Delaware ("GUARANTOR").

                                    RECITALS

         FIRST: On July 2, 1996, Debtor filed its voluntary petition with the Bankruptcy Court commencing the Case. Pursuant to Sections 1107 and 1108 of the Bankruptcy Code, Debtor as debtor-in-possession has remained in possession and control of its assets.

         SECOND: Debtor entered into a Commitment Letter on June 24, 1996, in order to obtain a post-petition secured loan from Bank.

         THIRD: Bank is prepared to extend certain financial accommodations to Borrower, subject to the terms and conditions set forth herein, and based upon the court's ability to grant to Bank a first priority lien on all assets of Borrower.

         NOW, THEREFORE, and in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

1. DEFINED TERMS

         1.1. DEFINED TERMS. In addition to terms defined elsewhere in this DIP Loan Agreement, when used herein, the following terms shall have the following meanings:

         "ACCOUNT" means "account," if any, as defined in Section 9-106 of the Uniform Commercial Code as currently enacted in the State of Minnesota (and includes Receivables defined herein).

         "ADVANCE" means a disbursement by Bank to Borrower under the Credit.

         "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person (a "Controlled Person") shall be deemed to be "controlled by" another Person (a "Controlling Person") if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

         "AGGREGATE OUTSTANDING" means at any time the sum of: (i) the aggregate outstanding principal balance of all Advances under the Revolving Loan plus (ii) the amount of the Letter of Credit Obligations.

         "APPLICATION" means an application by Borrower, in a form and containing terms, conditions and provisions acceptable to Bank, for the issuance by Bank of a Letter of Credit, substantially in the form of Exhibit D.

         "AUTHORIZED PERSON" means any of the following: Nicholas Cook, Chairman of the Board and Chief Executive Officer; Herbert Froemming, President and Chief Operating Officer; and Stephen W. Clark, Vice President, and Chief Financial Officer; and Andrew Moller, Controller.

         "BASE RATE" means the rate of interest publicly announced by Bank from time to time as its Base Rate.

         "BOOK VALUE" has the meaning ascribed to such term in Exhibit A.

         "BORROWING BASE" has the meaning ascribed to such term in Exhibit A.

         "BORROWING CERTIFICATES" means the financial reporting certificates substantially in the form of Exhibit B.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks in Minneapolis, Minnesota are authorized or required to be closed.

         "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during such period and including that portion of capitalized leases which is capitalized on the balance sheet of Borrower), excluding interest capitalized by Borrower during such period that, in conformity with GAAP, is required to be included in or reflected by the property, plant, equipment or intangibles or similar fixed asset accounts reflected in the balance sheet of Borrower (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by Borrower to the extent of the gross amount of such purchase price less the Book Value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

         "CASH ACCOUNT" has the meaning ascribed to such term in Section 2.2(b).

         "CARVE-OUT" has the meaning ascribed to such term in Section 3.7.

         "COLLATERAL" has the meaning ascribed to such term in Section 3.1.

         "COLLATERAL ACCOUNT" has the meaning ascribed to such term in Section 3.2(d).

         "COMMITMENT FEE" has the meaning set forth in Section 2.3(a).

         "CREDIT" means the facility established under this DIP Loan Agreement pursuant to which Advances are to be made and Letters of Credit are to be issued.

         "CREDIT CARD RECEIVABLES" has the meaning set forth in Section 7.1(i).

         "DEFAULT" means an event which, with the giving of notice, or the passage of time, would constitute an Event of Default.

         "DIP LOAN AGREEMENT" means this Revolving Credit and Security Agreement, as it may be amended, modified or supplemented from time to time.

         "DOLLARS" means lawful money of the United States of America.

         "ELIGIBLE INVENTORY" has the meaning ascribed to such term in Exhibit
A.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental entity regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substance or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

         "ENVIRONMENTAL LIEN" means a Lien in favor of any Governmental Authority for (i) any liability under federal, state or local environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a Hazardous Substance or other substance into the environment.

         "EQUIPMENT" means "equipment" as defined in Section 9-106 of the Uniform Commercial Code as currently enacted in the State of Minnesota.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "EVENT OF DEFAULT" has the meaning ascribed to such term in Section
7.1.

         "FINANCING ORDER" means the Final Order Approving Emergency Motion to Approve Postpetition Financing.

         "GAAP" means generally accepted accounting principles applied on a basis consistent with those used in preparing the financial statements of Borrower previously provided to Bank by Borrower.

         "GENERAL INTANGIBLES" means "general intangibles" as defined in Section 9-106 of the Uniform Commercial Code as currently enacted in the State of Minnesota, including without limitation causes of action, trade names, trademarks, patents and licenses.

         "GOVERNMENTAL AUTHORITY" means any Federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

         "HAZARDOUS SUBSTANCE" means any substance or material that, whether by its nature or use, is subject to regulation under any Environmental Law.

         "INDEBTEDNESS" shall mean, as to the Borrower, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including but not limited to principal, interest, costs, and reasonable attorneys fees (including in-house counsel fees), other fees, expenses and letter of credit obligations.

         "INTERIM ORDER" means the Order, in form and substance satisfactory to Bank, entered by the Bankruptcy Court, after a preliminary hearing on this DIP Loan Agreement, which Order approves this DIP Loan Agreement.

         "INVENTORY" means "inventory" as defined in Section 9-109(4) of the Uniform Commercial Code as currently enacted in the State of Minnesota.

         "KEY OFFICER" means Nicholas Cook, Herbert Froemming, or Stephen Clark.

         "LANDLORD NOTICE" means prompt notice of Interim Order and the Financing Order.

         "LETTER OF CREDIT" means any letter of credit issued pursuant to
Section 2.2, which letter of credit shall be a standby or documentary letter of credit.

         "LETTER OF CREDIT OBLIGATIONS" means at any time, the sum of: (i) the aggregate undrawn amount of all Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Letters of Credit and not then reimbursed.

         "LOAN DOCUMENTS" means this DIP Loan Agreement, the Revolving Note and the Applications together with all other agreements, documents and instruments executed and delivered to Bank in connection herewith.

         "MATURITY DATE" means the earlier of: (i) April 1, 1999; (ii) the occurrence of an Event of Default, or (iii) the date a plan of reorganization is confirmed.

         "MAXIMUM CREDIT COMMITMENT" means Ten Million Dollars ($10,000,000.00).

         "OBLIGATIONS" means all of the liabilities, obligations and indebtedness of Borrower to Bank of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, whether arising in a transaction involving the Bank alone, or in a transaction involving other creditors of Borrower, and including but not limited to (i) Borrower's obligations under this DIP Loan Agreement including without limitation Borrower's obligations under
Section 2.3(c), (ii) Borrower's obligations under the Revolving Note, (iii) Borrower's obligations with respect to all Letters of Credit and the respective Applications therefor, (iv) interest, charges, expenses, reasonable attorneys' fees and other fees and sums chargeable to Borrower by Bank under this DIP Loan Agreement or the other Loan Documents, including obligations of performance and including any fees and costs incurred in negotiating, drafting, or enforcing all amendments, extensions, renewals, refundings or refinancings of any of the foregoing including post-confirmation financing.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

         "PERMITTED LIENS" means the liens set forth on the attached Schedule
5.3.

         "PERSON" means any natural person, corporation, division of a corporation, firm, association, partnership, joint venture, limited liability company, association, trust, joint-stock company, unincorporated organization, government, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

         "PREMISES" means all premises where Borrower conducts its business and any rights of possession, including, without limitation, the premises described on Schedule 5.16.

         "PROJECTIONS"  has the meaning ascribed to such term in Section 5.19.

         "RECEIVABLES" means all of Borrower's rights to payment for goods sold or leased or services performed by Borrower or any other Person, whether now in existence or arising from time to time hereafter, including without limitation, rights evidenced by an Account, note, contract right, security agreement, chattel paper, or other evidence of indebtedness or security, Credit Card Receivables, for amounts due under any Receivables Agreements, together with (i) all security pledged, assigned, hypothecated or granted to or held by Borrower to secure the foregoing, (ii) General Intangibles arising out of Borrower's rights in any goods the sale of which gave rise thereto, (iii) all guaranties, endorsements and indemnifications on, or of, any of the foregoing, (iv) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, records, ledger cards, print-outs and invoices relating thereto, (vi) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration offices, (vii) all credit information, reports and memoranda relating thereto, and (viii) all other writings related in any way to the foregoing.

         "RECEIVABLES AGREEMENTS" means (i) the agreements in effect as of the date of this DIP Loan Agreement, together with any amendments and extensions thereof hereafter, under which the Receivables arising from the use of credit or charge cards for the purchase or sale of Borrower's Inventory are processed and the proceeds thereof are remitted to Borrower or at Borrower's direction to Bank, on each Business Day and (ii) all such agreements to which Borrower becomes a party hereafter.

         "REVOLVING NOTE" means the Revolving Note of Borrower to Bank in the form of Exhibit C.

         "SUPER-PRIORITY CLAIM" means a claim, authorized pursuant to Section 364(c)(1) of the Bankruptcy Code, against Borrower in the Case which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the Carve-Out.

         "SECURITY INTEREST" or "LIEN" means any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including without limitation, the lien or retained security title of a conditional sale or other title retention agreement or any lease in the nature thereof) whether arising under a security instrument or as a matter of law, judicial process or otherwise or an agreement granting any lien, security interest or pledge, or mortgaging or encumbering any asset.

         1.2. TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. All references in this DIP Loan Agreement to Articles, Sections, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this DIP Loan Agreement unless the context requires otherwise. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided however, that for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this DIP Loan Agreement applied on a basis consistent with the application used in Borrower's audited financial statements referred to in Section 5.6. All terms contained in this DIP Loan Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Minnesota to the extent the same are used or defined therein.

2. REVOLVING CREDIT AND LETTERS OF CREDIT

         2.1. REVOLVING LOAN.

         (a) Advances. Bank agrees, on the terms and subject to the conditions herein set forth, to make Advances to Borrower from time to time during the period from the date hereof until the earlier of the "Maturity Date" or the date the Credit has been terminated pursuant to Sections 2.3(d) or 7.1(a), in an aggregate amount of any amount as requested by Borrower, as long as, at any time outstanding, when added to all other Obligations, including the Letter of Credit Obligations, does not exceed the lesser of (1) an amount equal to the Maximum Credit Commitment, or (ii) an amount equal to the Borrowing Base as shown on the most recent Borrowing Certificates submitted to Bank, or, if no such certificates have been submitted by Borrower to Bank on a timely basis, the Borrowing Base as calculated in good faith by Bank, which Advances shall be secured by the Collateral as provided in Article III hereof. The Credit shall be a revolving facility and it is contemplated that Borrower will request Advances, make prepayments and request additional Advances. Borrower agrees to comply with the following procedures in requesting Advances under this Section 2.1(a). Advances shall be made upon entry of the Interim Order or the Financing Order and execution of the DIP Loan Agreement and related documents and in accordance therewith. Bank may increase the Borrowing Base from time to time without notice or court approval so long as the amount extended under the Borrowing Base does not exceed the Maximum Credit.

                  1.       Borrower will not request any Advance under this
                           Section 2.1(a) if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section 2.1(a) or otherwise would exceed the Borrowing Base.

                  2. Each request for an Advance may be made in writing specifying the date of the requested Advance and the amount thereof, and shall be by (i) any officer of Borrower; (ii) any person designated as Borrower's agent by any officer of Borrower in a writing delivered to the Bank; or (iii) any person reasonably believed by Bank to be an officer of Borrower or such a designated agent, (iv) such written request must be received prior to 12:00 p.m. (Minneapolis time) on the Business Day of the requested Advance (requests for Advances received by Bank after 12:00 p.m. (Minneapolis time) shall be processed on the immediately succeeding Business Day). Such written request may be made by facsimile. Borrower may not make more than one request for an Advance per Business Day.

                  3. Upon fulfillment of the applicable conditions set forth in Article IV hereof, Bank shall disburse loan proceeds, if any, by crediting the same to Borrower's demand deposit account maintained with Bank unless Bank and Borrower shall agree in writing to another manner of disbursement. Borrower shall be obligated to repay all Advances under this Section 2.1(a) notwithstanding the failure of the Bank to receive written confirmation of Borrower's request for an Advance and notwithstanding the fact that the person requesting the same and identifying himself as an Authorized Person, was not in fact authorized to do so. Any request for an Advance under this Section 2.1(a), shall be deemed to be a representation by Borrower that (i) the condition set forth in Section 2.1(a)(1) hereof has been met, and (ii) the conditions set forth in Article IV hereof have been met as of the time of the request.

         (b) Revolving Note. The obligation to repay all Advances under the Revolving Loan and interest accrued thereon shall be evidenced by a single promissory note of Borrower payable to the order of Bank (the "REVOLVING NOTE").

         (c) Payment. All Advances under the Revolving Loan shall be paid by Borrower on the Maturity Date, but at Borrower's election, may be repaid in whole or in part at any time prior to such date without premium or penalty. Borrower shall pay to Bank all proceeds of Collateral in accordance with the procedures established by Bank for payment into the Collateral Account. Borrower agrees that the amount and interest rate or rates shown on the books and records of Bank as being the aggregate amount of Advances outstanding and the interest rate or rates applicable thereto shall be prima facie evidence of the principal balance of the Revolving Loan and the applicable interest rate or rates. Each month Bank shall render to Borrower a statement setting forth the principal balance of the Advances and the interest due thereon. Each statement shall be subject to subsequent adjustment by Bank but shall be presumed to be correct and binding upon Borrower, and shall constitute an account stated unless, within ten (10) Business Days of the date of such statement Borrower shall deliver to Bank its written objection thereto specifying the error or errors, if any, which Borrower believes are contained in such statement. In the absence of a written objection delivered to Bank, Bank's statement shall be conclusive evidence against Borrower of the amounts owing to Bank by Borrower.
                  Any payment received by Bank may be applied to the Advances including interest thereon and any fees, costs and reasonable expenses hereunder, and under the Loan Documents, in such order and in such amounts as the Bank, in its discretion, may from time to time determine.

         (d) Interest Rate; Payment of Interest. Interest on the principal of the Advances shall accrue at a floating annual rate equal to one and one-half percent (1 1/2%) above the Base Rate. Each change in the interest rate thereon shall become effective on the day the corresponding change in the Base Rate becomes effective. Accrued interest shall be due and payable, in arrears, monthly, commencing on the fourth Business Day of the month immediately following execution of this DIP Loan Agreement and continuing on the fourth Business Day of each month thereafter until all of the Obligations have been paid in full in cash and Bank's commitment to extend the Credit has been terminated pursuant to Section 2.3(d) or Section 7.3(a). Interest under the Revolving Note shall be computed on the basis of actual number of days elapsed in a year of 360 days. Borrower hereby authorizes Bank, if and to the extent an interest payment is not made timely, to make an Advance, in an amount equal to the accrued interest then due and payable to Bank under the Revolving Note or hereunder and to apply the same to the accrued interest due.

         (e) Default Interest. Upon the occurrence of an Event of Default, and at all times thereafter during the continuance of such event, Borrower shall on demand from time to time pay interest, to the extent permitted by law, on the Obligations during the period of time such default continues until (but not including) the date of actual payment at a rate equal to two percent (2%) per annum in excess of the interest rate otherwise in effect pursuant to Section 2.2(d).

         (f) Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Revolving Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Revolving Note or the fees hereunder, as the case may be.

         (g) Usury Provisions. The Revolving Note shall be governed by and construed in accordance with applicable statutes. The parties hereto intend to conform strictly to the applicable usury laws. Therefore, all agreements between Borrower and Bank hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited to the extent that in no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to the Bank hereof for the use, forbearance, or detention of money hereunder or otherwise, exceed the maximum amount permissible under applicable law. If the fulfillment of any provision hereof or of any deed of trust or other document evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If the Bank hereof shall ever receive anything of value deemed interest under applicable law that would exceed interest at the highest lawful rate, an amount equal to any such excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest. If such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Bank hereof for the use, forbearance, or detention of the indebtedness of the Borrower to the Bank hereof shall, to the extent provided by applicable law, be amortized, prorated, allocated, and spread throughout the term thereof. The provisions of this paragraph shall control all agreements between the Borrower and the Bank hereof.

         2.2. LETTERS OF CREDIT.

         (a) Issuance. Prior to the Maturity Date and subject to the terms and conditions of this DIP Loan Agreement, Borrower may request the issuance of Letters of Credit substantially in the form of Exhibit E by submitting an Application to the Bank. The Letter of Credit Obligations shall not exceed Seven Million Dollars ($7,000,000.00). In addition, the Letter of Credit Obligations plus all other Obligations shall not exceed the lesser of the Maximum Credit Commitment or the Borrowing Base. Issuance of the Letters of Credit are subject to the following conditions: (i) No Letters of Credit shall be issued until the Financing Order becomes a final order; (ii) No Letters of Credit shall be issued unless issued in accordance with the Bank's customary requirements, standards, and procedures; (iii) The Letters of Credit shall be issued in connection with the purchase of Inventory by Borrower and for such other purposes as are acceptable to Bank; and (iv) No Letter of Credit shall be issued in an original face amount in excess of Five Hundred Thousand Dollars ($500,000.00) unless otherwise agreed to in writing by Bank; (v) Whenever Borrower desires Bank to issue a Letter of Credit, it shall give Bank at least two (2) Business Days' prior written (including telegraphic, telex, facsimile or cable communication) notice specifying the Business Day on which the proposed Letter of Credit is to be issued, the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary.

         (b) Term; Cash Collateralization. No Letter of Credit shall have a stated expiration date later than February 15, 1999. Upon the earlier of the occurrence of the Maturity Date or February 15, 1999, Borrower shall with respect to each Letter of Credit then outstanding: (i) cause all unexpired Letters of Credit to be returned to Bank undrawn and marked "canceled" or (ii) if Borrower is unable to do so in whole or in part, either (A) cause a stand-by letter of credit to be issued in favor of Bank as beneficiary thereunder in form and substance satisfactory to Bank in its sole discretion, issued by a bank satisfactory to Bank in its sole discretion, in an amount equal to one hundred five percent (105%) of the then undrawn face amount of all outstanding Letters of Credit issued by Bank or (B) deposit cash into an account designated by Bank and controlled by Bank ("CASH ACCOUNT") in an aggregate amount equal to one hundred five percent (105%) of the then undrawn face amount of all outstanding Letters of Credit. In the event Borrower fails to effect timely either (i) or (ii) immediately above, Borrower hereby authorizes Bank to, and Bank may in its sole discretion, make an Advance, subject to availability, in an amount equal to one hundred five percent (105%) of the aggregate undrawn face amounts of the then outstanding Letters of Credit (notwithstanding any failure of all of the conditions precedent set forth in Article IV to be satisfied at the time of such Advance) and deposit the same into the Cash Account. Notwithstanding the foregoing in this Section 2.2(b), a Letter of Credit may expire after February 15, 1999, so long as prior to the issuance of such Letter of Credit, Borrower has deposited cash into the Cash Account in an amount to be determined by Bank in its sole discretion which amount shall not be less than an amount equal to 105% of the stated face amount of such Letter of Credit (any amendment to increase the stated amount of such Letter of Credit will require an additional deposit into the Cash Account in cash in an amount equal to 105% of the amount of increase of the stated amount). All amounts deposited into the Cash Account shall be part of the Collateral and shall be held by Bank as security for all of the Letter of Credit Obligations and applied by Bank to the Letter of Credit Obligations as they become due.

         (c) Letter of Credit Fees. Borrower shall pay to Bank with respect to each documentary Letter of Credit a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of one and one-half percent (1 1/2%) per annum on the face amount of each documentary Letter of Credit issued; Borrower shall pay to Bank with respect to each stand-by Letter of Credit a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of two and one-half percent (2 1/2%) per annum on the face amount of each standby Letter of Credit issued; all such Letter of Credit fees shall be paid prior to issuance of the respective Letter of Credit. In addition thereto Borrower shall pay on demand to Bank such fees and charges in connection with the processing, amending and administering of the Letters of Credit issued by Bank as are customarily imposed by Bank from time to time in connection with letter of credit transactions.

         (d) Reimbursement. Bank shall notify Borrower each time a Letter of Credit is presented at Bank for payment (including the amount of the requested draw, the beneficiary and identity of the Letter of Credit) and shall advise Borrower whether such presentment for payment is satisfactory in order for Bank to honor the Letter of Credit. If the presentation is such that Bank honors the Letter of Credit and pays the beneficiary thereunder, Borrower shall immediately reimburse Bank for the amount(s) drawn thereunder. If, however, the presentation of documents contains discrepancies from those required under the applicable Letter of Credit (including, without limitation, the expiration of such Letter of Credit), Bank shall use its best efforts to promptly notify persons designated by Borrower of the discrepancies and permit Borrower to waive any such discrepancies, to which Borrower shall respond promptly. In order to effect such immediate reimbursements, Borrower hereby authorizes Bank to make an Advance, subject to availability, simultaneously with Bank's payment to the Letter of Credit beneficiary, in an amount sufficient to pay in full Borrower's reimbursement obligations to Bank and to apply the same to the reimbursement obligations then due, notwithstanding any failure of all of the conditions precedent set forth in
                  Article IV to be satisfied at the time of such Advance.

         (e) Nature of Letter of Credit Obligations Absolute. The obligations of Borrower to reimburse Bank for drawings made under each Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this DIP Loan Agreement and the Applications under all circumstances, including without limitation (it being understood that any such payment by Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights Borrower might have or might acquire against the beneficiary of any Letter of Credit as a result of the payment by Bank of any draft or the reimbursement by Borrower thereof): (i) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary of any Letter of Credit or against Bank, whether in connection with this DIP Loan Agreement, the transactions contemplated herein or any unrelated transaction; (ii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iii) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (iv) the fact that any Default or Event of Default shall have occurred and be continuing.

         2.3. THE CREDIT.

         (a) Commitment/Transaction Fee. Borrower has paid a fee of Sixty-Five Thousand Dollars ($65,000.00), (half of which is nonrefundable prior to an advance made under the DIP Loan Agreement).

         (b) Use of Proceeds. The proceeds of the Revolving Loan shall be used only: (i) for general working capital purposes, (ii) for purchase of Inventory, or (iii) for Capital Expenditures subject to the limitations in Section 6.9.

         (c) Mandatory Payment. If at any time the Aggregate Outstanding exceeds the lesser of (i) an amount equal to the Maximum Credit Commitment, or (ii) an amount equal to the Borrowing Base, Borrower shall immediately pay into the Collateral Account an amount sufficient to cause the Aggregate Outstanding to be equal to or less than the lesser of (i) the Maximum Credit Commitment or (ii) the sum of the Borrowing Base.

         (d) Termination of Commitment. Unless otherwise agreed to in writing by Bank, the commitment by Bank to extend the Credit shall terminate in full upon the earlier of: (i) April 1, 1999 (without notice by Bank); (ii) written notice by Bank to Borrower that Bank is terminating the Credit and commitment to lend hereunder pursuant to Section 7.3(a); (iii) the occurrence of an Event of Default; or (iv) confirmation of a plan of reorganization; thereafter Bank's commitment shall be of no further force or effect unless otherwise agreed in writing by Bank. It is anticipated that Borrower and Bank will negotiate a postconfirmation loan, and nothing in this paragraph shall preclude or prejudice any such negotiations. To the extent Borrower and Bank enter into such postconfirmation loan agreement, Borrower shall pay no commitment fee for any period covered by the commitment fee paid herein, except to the extent of an increase in the Maximum Credit.

         (e) Facility Fees. Borrower shall pay to Bank a fee in an amount equal to one-half of one percent (1/2%) per annum of an amount equal to the average daily difference between the Aggregate Outstanding and the Maximum Credit Commitment. Such fee shall be calculated monthly and paid in arrears commencing on the fourth Business Day of the month immediately following execution of this DIP Loan Agreement and continuing on the fourth Business Day of each month thereafter until Bank's commitment to extend the Credit has been terminated pursuant to Section 2.3(d) or Section 7.3(a) (the "FACILITY FEES"). Borrower hereby authorizes Bank, if and to the extent a monthly payment of the Facility Fees is not made timely pursuant to this Section 2.3(e), to make an Advance, subject to availability, in an amount equal to the Facility Fees then due and payable, and apply the same to the Facility Fees due.

         (f) Payment of Obligations. Any time any of the Obligations are due and payable under the Loan Documents (whether by acceleration or otherwise), Bank shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

         (g) No Discharge of Claims; No Waiver by Bank. The Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Case. The Security Interest granted to Bank hereunder shall not be affected in any manner by entry of an order confirming a plan of reorganization in the Case, or the entry of an order dismissing or converting the Case.

         (h) Collateral Monitoring Fees. Borrower shall pay a monthly collateral monitoring fee limited to One Thousand Dollars ($1000.00) per month so long as Borrower is not in Default. The monthly monitoring fee shall include the fully allocated costs of utilizing Bank's employees to verify the daily accuracy of the Borrowing base calculation.

         (i) Cleandown Period. Aggregate Outstandings shall not exceed Two Million Dollars ($2,000,000.00) (excluding letters of credit)for a period of thirty (30) consecutive calendar days during the fiscal year end 1997, and One Million Dollars ($1,000,000.00) (excluding letters of credit) for each fiscal year thereafter, the cleandown period to begin no later than thirty (30) days before the end of such Fiscal Year.

3. COLLATERAL AND GRANT OF SECURITY INTERESTS

         3.1. GRANT OF SECURITY INTEREST. To secure payment and performance of the Obligations of Borrower to Bank, Borrower hereby grants, or shall require its subsidiary to grant, to Bank a first priority perfected Security Interest pursuant to 11 U.S.C. ss. 364(d) in and to all of Borrower's right, title and interest in and to the following property, whether now owned or existing or hereafter acquired or coming into existence and whether acquired before or after the commencement of the Case, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "COLLATERAL"):

         (a)      Accounts;

         (b)      Inventory (whether or not Eligible Inventory);

         (c) General Intangibles, not including recovery actions under Chapter 5 of the Bankruptcy Code;

         (d)      Receivables;

         (e)      Cash and cash equivalents;

         (f) All chattel paper, instruments and documents of title, as those terms are defined in Article 9 of the Uniform Commercial Code as currently enacted in the State of Minnesota;

         (g) Any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of Borrower now or hereafter with Bank or any other financial institution and any and all property of every kind or description of or in the name of Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to Borrower's credit on the books of, Bank, any agent or bailee for Bank;

         (h) All interest of Borrower in any goods the sale or lease of which shall have given or shall give rise to, and in all other property securing the payment of or performance under, any Accounts, General Intangibles, Receivables or any chattel paper or instruments referred to above;

         (i) All equipment as defined in Section 9-109(2) of the Uniform Commercial Code as currently enacted in the State of Minnesota;

         (j) All Intellectual Property rights including trade names and trademarks held by Borrower or any subsidiary;

         (k)      All tax refunds;

         (l) All replacements, substitutions, additions or accessions to or for any of the foregoing;

         (m) To the extent related to the property described in clauses (a) through (j) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of Borrower or any computer bureau from time to time acting for Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

         (n) All products and proceeds (including but not limited to any Accounts, Receivables or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Inventory sold by Borrower, and the proceeds of any insurance covering any of the Collateral) of all of the foregoing.

         Notwithstanding anything to the contrary contained in this Section 3.1, the security interests granted herein shall not attach to any of the fixtures and leasehold improvements of Borrower or any of the leases or contracts of Borrower or rights thereunder to the extent and for so long as the granting of a security interest therein to Bank is prohibited (a) with respect to any fixture, the lease for any location relating to such fixtures, and (b) with respect to any of the leases and contracts of Borrower, the terms and provisions of such leases and contracts (collectively, the "Non-Assignment Provisions"); provided however that the security interests herein shall attach to such assets to the extent that Borrower has obtained the consent of the other party to the relevant lease, contract, or agreement containing Non-Assignment Provisions, or the Non-Assignment Provisions are ineffective or unenforceable pursuant to Section 9-318 of the Uniform Commercial Code as in effect in the State of Minnesota or other applicable law.

         3.2. CASH PROCEEDS; ACCOUNTS; RECEIVABLES.

         (a) If requested by Bank, Borrower shall advise Bank promptly of any Inventory returned to Vendor, or returned as damaged, following the sale thereof, or otherwise recovered (calculated in the aggregate on a monthly basis). All Receivables and all net amounts received by Bank in settlement, adjustment or liquidation of any Account or Receivable may be applied by Bank to Borrower's Obligations. If requested by Bank, Borrower will make proper entries in its books, disclosing the assignment of Accounts and Receivables to Bank.

         (b) Bank shall retain the right to require Borrower to warrant that: (i) all of the Accounts are and will continue to be bona fide existing obligations created by the sale and delivery of goods, the rendering of services, or the furnishing of other good and sufficient consideration to account debtors in the regular course of business; and (ii) all sales receipts and other documents furnished or to be furnished to Bank in connection therewith are and will be genuine.

         (c) Bank is authorized and empowered upon an Event of Default, in its sole and absolute discretion:

                  1. To request but not unreasonably, in Bank's name, Borrower's name or the name of a third party, confirmation from any account debtor or party obligated under or with respect to any Collateral of the amount shown by the Accounts or other Collateral to be payable, or any other matter stated therein;

                  2. To endorse in Borrower's name and to collect any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Bank in payment of any Account or other obligation owing to Borrower;

                  3. To notify, either in Bank's name or Borrower's name, and/or to require Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of Bank's Security Interest therein and of the collateral assignment thereof to Bank;

                  4. To direct, either in Bank's name or Borrower's name, and/or to require Borrower to direct, any account debtor or other Person obligated under or in respect of any Collateral, to make payment directly to Bank of any amounts due or to become due thereunder or with respect thereto; and

                  5. After the occurrence of an Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral either in Bank's own name or in the name of Borrower.

         Under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters set forth in Section 3.2(c)(1)-(5). The costs relating to any of the foregoing matters, including reasonable attorneys' fees and out-of-pocket expenses, and the cost of the Collateral Account or other bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by Bank or Borrower.

         (d) Unless otherwise consented to by Bank, Borrower will, forthwith upon receipt by Borrower of all checks, drafts, cash and other remittances in payment or as proceeds of, or on account of, any of the Accounts, the Receivables or other Collateral (except Advances made by Bank and excess amounts referenced in the last sentence of this Section 3.2(d) paid over to Borrower by Bank), deposit the same in a special bank account (the "COLLATERAL ACCOUNT") with Bank or such other bank or financial institution as Bank shall consent, over which Bank alone has power of withdrawal. Borrower acknowledges that the maintenance of the Collateral Account is solely for the convenience of Bank in facilitating its own operations, and Borrower does not and shall not have any right, title or interest in the Collateral Account or in the amounts at any time appearing to the credit thereof. All deposits into the Collateral Account shall be applied to the outstanding principal balance, if any, of the Advances at the time such accounts are actually and finally collected as determined by Bank. Said proceeds shall be deposited in precisely the form received except for Borrower's endorsement where necessary to permit collection of items, which endorsement Borrower agrees to make. Pending such deposit, Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for Bank until deposit thereof is made in the Collateral Account. Upon payment in full in cash of all outstanding Obligations, Bank will pay over to Borrower any excess amounts received by Bank as payment or proceeds of Collateral, whether received by Bank as a deposit in the Collateral Account or received by Bank as a direct payment on any of the sums due hereunder. Borrower may direct Bank to invest excess cash consistent with the "Order Pursuant to
                  Section 345(b) of the Bankruptcy Code Approving Investment Guidelines" dated July 2, 1996.

         (e) Borrower appoints Bank, or any Person whom Bank may from time to time designate, as Borrower's attorney and agent-in-fact with power, at any time after the occurrence (and during the continuance) of an Event of Default: (i) to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Bank; (ii) to receive and to open and sort together with an Authorized Person or a person designated by an Authorized Person all mail addressed to Borrower; (iii) to send requests for verification of Accounts, Receivables or other Collateral to Account Debtors; (iv) to open an escrow account or other account under Bank's sole control for the collection of Accounts, Receivables or other Collateral, if not required contemporaneously with the execution hereof; and (v) to do all other things which Bank is permitted to do under this DIP Loan Agreement or which are necessary to carry out this DIP Loan Agreement and the Loan Documents. Neither Bank nor any of its directors, officers, employees or agents will be liable for any reasonable acts of commission or omission for any reasonable error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until either: (i) all of the Obligations are paid in full in cash, or (ii) this DIP Loan Agreement is terminated, whichever shall last occur. Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

         (f) If any Account or Receivable arises out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will, unless Bank shall otherwise agree, immediately notify Bank in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended.

         (g) If any Account or Receivable is evidenced by chattel paper or promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will, unless Bank shall otherwise agree, deliver the originals of same to Bank, appropriately endorsed to Bank's order and, regardless of the form of such endorsement, Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

         3.3. INVENTORY.

         (a) Unless Bank shall otherwise agree, if Borrower sells Inventory for cash, all full and partial payments therefor shall immediately be delivered by Borrower to Bank or in accordance with the cash management systems referenced in Section 4.2(f) in their original form for deposit into the Collateral Account or other application to reduction of the Obligations. All such cash shall be held by Borrower in trust for Bank and shall be remitted to Bank on the day following the day received, or at such other time as Bank may reasonably designate (excepting an amount not exceeding $5,000.00 per store).

         (b) Except as provided in this subsection 3.3(b), Bank shall not be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. Bank shall not be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower in trust for Bank. Any and all risk of loss for any or all of the foregoing shall be upon Borrower, except for such loss as shall result from Bank's gross negligence or willful misconduct. Bank shall exercise reasonable care in a commercially reasonable manner with respect to any Inventory which comes into its possession.

         (c) If requested by Bank, Borrower shall, consistent with its usual reporting systems, upon acquiring an interest in any Inventory, deliver to Bank schedules of such Inventory, including a description of the location of such Inventory, together with suppliers' invoices, warranties, production, cost and other records as Bank may reasonably request. If requested by Bank, Borrower shall deliver to Bank schedules of the sale of any Inventory as soon as possible. Any material adverse change in the value or condition of any Inventory, and any errors discovered in schedules delivered to Bank, shall be reported to Bank immediately. Borrower confirms that the warranties and representations in this DIP Loan Agreement shall apply to each schedule. Borrower represents and warrants that, as to each schedule of Inventory delivered to Bank:

                  1. The descriptions, origins, size, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects;

                  2. None of the goods is defective, used, or goods returned by Borrower after receipt thereof, except where described as such; and

                  3. All Inventory not included on such schedule has been previously scheduled.

         (d) If requested by Bank, Borrower will notify Bank monthly if Borrower obtains possession (by return, repossession or otherwise) of any Inventory which has been sold, and will inform Bank of the aggregate Book Value of the returned or repossessed Inventory, if such value is greater than FIFTY THOUSAND DOLLARS ($50,000.00).

         (e) Except for Inventory moved in the ordinary course of business, Borrower shall provide Bank with at least five (5) days' written notice prior to twenty-five percent (25%) or more of the Inventory being moved from said locations which notice shall include the location(s) where the Inventory or a portion thereof will be relocated and which notice shall be accompanied by all UCC financing statements and other instruments and documents duly executed by Borrower which are necessary to maintain Bank's first priority Security Interest therein.

         3.4. ASSIGNMENT OF INSURANCE. As additional security for the payment and performance of the Obligations, Borrower hereby assigns to Bank as Lender Loss Payee any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such monies directly to Bank. At any time, after the occurrence of, and during the continuance of, any Event of Default, Bank may (but need not), in Bank's name or in Borrower's name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

         3.5. OCCUPANCY.

         (a) The Borrower hereby irrevocably grants to Bank the right to take possession of the Premises at any time after the occurrence and during the continuance of an Event of Default.

         (b) Bank may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that Bank may in good faith deem to be related or incidental purposes.

         (c) The right of Bank to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

         (d) Bank may, immediately, upon nonpayment of any of Borrower's rental obligations, pay such rent, but shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, in the event that Bank does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, Borrower shall reimburse Bank promptly for the full amount thereof. In addition, Borrower will pay, or reimburse Bank for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon Bank by reason of the execution, delivery, existence, recordation, performance or enforcement of this DIP Loan Agreement or the provisions of this Section 3.5.

         3.6. LICENSE. Borrower hereby grants or causes its subsidiary to grant to Bank, a non-exclusive, worldwide and royalty free license to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of Borrower, Guarantor, or any subsidiaries, for the purpose of selling, leasing or otherwise disposing of any or all Collateral following an Event of Default.

         3.7. SUPER-PRIORITY CLAIM; CARVE-OUT. Upon entry of the Interim or Financing Orders, pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of Borrower to Bank shall at all times constitute allowed administrative expense claims in the Case having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject only to in the event of an Event of Default and foreclosure by Bank of its Security Interest granted hereunder, the professional fees of the Unsecured Creditors' Committee, and the statutory United States Trustees' Fees (which Carve-Out shall not exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate for purposes of this section. The Carve-Out shall have a Pari Passu priority with the superpriority claim of Bank.

         3.8. SUPPLEMENTAL DOCUMENTATION. At Bank's request, Borrower shall execute and deliver to Bank, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts, schedules of Accounts assigned, and other written matter necessary or reasonably requested by Bank to perfect and maintain perfected Bank's Security Interest in the Collateral (all the above hereinafter referred to as "SUPPLEMENTAL DOCUMENTATION"), in form and substance acceptable to Bank, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the same.

4. CONDITIONS PRECEDENT

         4.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR ISSUANCE OF THE INITIAL LETTER OF CREDIT. The obligation of Bank to make the initial Advance under the Revolving Loan or to issue the initial Letter of Credit is subject to the conditions precedent that Bank first receive all of the following, ALL IN FORM AND SUBSTANCE SATISFACTORY TO BANK:

         (a) DIP Loan Agreement. This DIP Loan Agreement properly executed by the parties.

         (b)      Revolving Note. The Revolving Note, duly executed by Borrower.

         (c) Financing Statements. All financing statements and other writings, properly executed, which are deemed by Bank to be necessary or desirable to grant Bank an attached, perfected first priority Security Interest in the Collateral.

         (d) Insurance. (i) Certificates of insurance covering the tangible property constituting the Collateral, in such amounts, against such risks and with such companies as are satisfactory to Bank, which insurance contains a separate standard lender's loss payable clause; and (ii) certificates of all other insurance required by Section 6.5.

         (e) Resolutions. Certified Resolutions of the Board of Directors of Borrower authorizing the execution and delivery of this DIP Loan Agreement and the other Loan Documents as well as performance by Borrower hereunder and under the other Loan Documents. In addition, all Certified Resolutions of the Board of Directors of Borrower which may be required by Bank authorizing Borrower to open accounts or perform other operational functions at Bank.

         (f) Certified Articles and By-Laws. Certified copies of the Articles of Incorporation and By-Laws of Borrower certified by Borrower's corporate secretary that either there are no amendments thereto or that all amendments are attached to such certificate.

         (g) Certificate of Incumbency. Certificate of Incumbency showing the names, offices and specimen signatures of the officers of Borrower authorized to execute this DIP Loan Agreement and the other Loan Documents as well as of each Person identified in
                  Section 1.1 as an Authorized Person.

         (h) Good Standing Certificates. Certificates of good standing or existence in each state in which Borrower conducts business.

         (i) Opinion. Opinion of Neligan & Averch, counsel for Borrower, in a form reasonably acceptable to Bank, dated the date of the initial Advance or of the issuance of the initial Letter of Credit, whichever occurs first.

         (j)      Interim Order. A file stamped copy of the Interim Order.

         (k) Commitment and Transaction Fees. Payment in full in cash of the Commitment Fee and the Transaction Fee.

         (l) UCC Searches; Termination Statements. UCC search results demonstrating to Bank's satisfaction that Bank is being granted a first priority Security Interest in the Collateral, except for Permitted Liens.

         (m) Landlord Notices. Written evidence that Borrower has sent timely the Landlord Notices to all of Borrower's landlords.

         (n) Leases. True and correct copies of all leases (or reasonable access thereto) pursuant to which Borrower is or will be a lessee, any license agreement and/or mortgage waivers or warehouse agreements requested by Bank, with respect to each such lease in form and substance acceptable to Bank, along with evidence satisfactory to Bank indicating that the leases have been properly assumed and assigned to Borrower pursuant to the Financing Order.

         (o) Other Fees and Charges. Payment in full in cash of all reasonable fees and expenses, including without limitation the reasonable fees and disbursements of Bank's outside counsel and in-house counsel incurred by Bank through the date of this DIP Loan Agreement in the negotiation, preparation, delivery, execution and litigation with respect to the Loan Documents and the Credit.

         (p) Projections. Financial projections of the business of Borrower and subsidiaries in form and substance acceptable to Bank.

         (q) Inventory Certification. Inventory Certifications in form and substance acceptable to Bank.

         (r) Guaranty. Guaranty by Guarantor of all obligations, which Guaranty is secured by all assets of Guarantor.

         (s) Other Documents. Such other documents and opinions as Bank may reasonably request.

         4.2. ADDITIONAL CONDITIONS PRECEDENT. The obligations of Bank to make each Advance and to issue each Letter of Credit, INCLUDING the initial Advance under the Revolving Loan and the initial Letter of Credit, shall be subject to the further conditions precedent that on the date of each such Advance or the issuance of each such Letter of Credit:

         (a) Representations and Warranties. All of the representations and warranties contained in this DIP Loan Agreement and the other Loan Documents or otherwise made in writing by Borrower are true and correct in all material respects, on and as of the date of such Advance or the date of issuance of such Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date in which event they shall be true and correct as of such earlier date.

         (b) No Default. No event has occurred and continues which would result from such Advance or issuance of such Letter of Credit, which constitutes a Default or an Event of Default or would constitute an Event of Default but for any requirement that notice be given or time elapse or both.

         (c) Financing Order and Interim Order. The Financing Order shall be in full force and effect and shall not have been appealed, reversed, vacated, modified, amended, or stayed in any respect. However, the Bank shall advance funds upon entry of the Interim Order or the Financing Order, if the DIP Loan Agreement and related documents are fully completed and executed, and Borrower has met the conditions contained in such documents to Bank's satisfaction.

         (d) Borrowing Certificates. Bank shall have received timely the most recent Borrowing Certificates required to be delivered hereunder.

         (e) No Material Change. No material adverse change in the business, assets, results of operations or condition of Borrower taken as a whole which, in the determination of Bank, applying commercially reasonable standards, materially adversely affects (or could reasonably be expected to materially adversely affect) the prospect of repayment of the Obligations, shall have occurred since the date of execution of this DIP Loan Agreement. A change of the makeup of Key Officers without the prior notice and consent of Bank shall constitute a material adverse change as that term is used in this paragraph.

         (f) Cash Management System. Borrower has established cash management systems satisfactory to Bank and such cash management systems are operating to the satisfaction of Bank.

         (g) Fees. Bank has received payment in full of all fees due and owing pursuant to Section 8.2.

         (h) Inventory. Bank shall be satisfied that the Inventory of Borrower is located at such places and is in the amounts represented by Borrower.

         (i) Other Banks. Bank has received written evidence, satisfactory to Bank, that Borrower has sent to each of its depository banks a notice, in the form of Exhibit G, advising such banks and financial institutions of Bank's first priority Security Interest in funds deposited in such accounts.

         (j) Documentation. All other documents in connection with the transactions contemplated by this DIP Loan Agreement shall have been delivered and executed or recorded in form and substance satisfactory to Bank.

5. REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Bank as follows:

         5.1. CORPORATE EXISTENCE AND POWER; NAME; CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT LOCATIONS. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and is or will be within 21 days, duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its corporate existence, Borrower has done business solely under the name Braun's Fashions, Inc. The chief executive office and principal place of business of Borrower is located at the address set forth in the first page of this DIP Loan Agreement, and all of Borrower's records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Exhibit B hereto.

         5.2. QUALIFICATION. Borrower is or will be within 21 days, in good standing and is qualified to do business in all states and locations where qualifications are necessary and failure to so qualify would preclude it from enforcing its rights with respect to any material asset, expose it to any material liability or have a material adverse effect on its business.

         5.3. TITLE TO ASSETS; NO 506(C) CLAIM. Except for Permitted Liens and the Security Interests granted to Bank hereunder, Borrower has good and marketable title to all of its property and assets free and clear of all other Security Interests. As of the date hereof the Collateral is not subject to any claim or lien pursuant to Section 506(c) or any other section of the Bankruptcy Code.

         5.4. PRIORITY SECURITY INTERESTS. Pursuant to the Interim Order and the Financing Order, the Security Interests granted to Bank hereunder shall have priority over all other Security Interests in the Collateral.

         5.5. LEGAL AGREEMENTS. This DIP Loan Agreement and the other Loan Documents, upon execution by the respective parties, will constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

         5.6. FINANCIAL STATEMENTS. The financial statements and notes prepared by Borrower for Borrower's fiscal year ended March 2, 1996, which Borrower has furnished to Bank, including all schedules and notes pertaining thereto, were prepared in accordance with GAAP consistently applied, and fully and fairly present the financial condition of Borrower on the dates thereof and the results of its operations for the periods covered thereby.

         5.7. NO ADVERSE CHANGE. There has been no material adverse change in the assets acquired by Borrower since the inventory statement dated June 1, 1996, furnished to Bank by Borrower.

         5.8. TAXES. Borrower has filed all required tax returns, has paid all due and payable taxes, including without limitation payroll, real and personal property taxes, sales taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and has made adequate provision for the payment of such taxes, assessments and other charges accruing but not yet due and payable.

         5.9. LITIGATION. There is no pending or overtly threatened notice, claim, litigation, proceeding or investigation against or affecting Borrower or any property of Borrower, whether or not covered by insurance, that would have a material adverse effect on the financial condition, business, prospects, property or operations of Borrower, and there is no basis for any such order, notice, claim, litigation, proceedings or investigation, except as identified on
Schedule 5.9.

         5.10. MARGIN STOCK. Neither Borrower nor Guarantor, is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         5.11. NO STOCK OR SECURITIES. Borrower owns no shares of stock or securities of any non-governmental entity.

         5.12. INVESTMENT COMPANY ACT. Neither Borrower nor Guarantor, is, nor will, during the term of this DIP Loan Agreement be, (a) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local statute, or regulation limiting its ability to incur indebtedness for money borrowed.

         5.13. ERISA.

         (a) Borrower is in compliance in all material respects with the provisions of ERISA, the Internal Revenue Code applicable to employee benefit plans and other plans covered by Title IV of ERISA, and the regulations and published interpretations thereunder, if any, which are applicable to it;

         (b) As of the date hereof, Borrower has not, with respect to any plan established or maintained by it, engaged in a prohibited transaction which would subject it to a material tax or penalty or prohibited transactions imposed by ERISA or Section 4975 of the Internal Revenue Code;

         (c) No liability to the PBGC (other than liability for premiums to be paid in the normal course) that is material to Borrower has been or to Borrower's knowledge is reasonably expected to be incurred with respect to the plans and, except with respect to any plan which is a multi-employer plan within the meaning of
                  Section 3(37) of ERISA (a "Multi-Employer Plan"), there has been no Reportable Event and no other event or condition that presents a material risk of termination of a plan by the PBGC;

         (d) Borrower has not engaged in any transaction which would result in the incurring of a material liability under Section 4069 of ERISA; and

         (e) Borrower has not taken any action and no event has occurred with respect to any Multi-Employer Plan which would subject Borrower to liability under either Section 4201 or 4204 or ERISA.

         5.14. ENVIRONMENTAL LIABILITIES. Neither Borrower nor Guarantor, has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Substances on, under, at, from, or in any way affecting any of their respective properties or assets, in any manner which at the time of the action in question materially violated any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Substances. To the best of Borrower's knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Substances on, from or affecting such property or asset, in any manner which at the time of the action in question materially violated any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Substances. There is no ongoing federal, state, local or other governmental investigation, proceeding or environmentally related problem relating to any of Borrower's properties or assets. Borrower has received no notices or advice (written or oral) from any Governmental Authority of any non-compliance by Borrower with any Environmental Law or of any investigation, proceeding or problem referred to in the immediately preceding sentence. The foregoing paragraph applies only to those assets obtained from the bankruptcy estate of Debtor.

         5.15. PATENTS; LICENSES; INTELLECTUAL PROPERTY.

         (a) All of the patents, trademarks, trade names, and other intellectual property owned or licensed by Borrower as of date of this DIP Loan Agreement are identified on Schedule 5.15, and there are no other patents, trademarks, trade names or intellectual property owned by Borrower or in which Borrower holds an interest. All such assets identified on Schedule 5.15 are free and clear of any Liens and other encumbrances except for the Security Interests granted to Bank hereunder.

         (b) Borrower and Guarantor own and have pledged to Bank, all patents, trademarks, trade names, copyrights, and other intellectual property necessary to own and operate its business as heretofore operated by it without conflict with the rights of other Persons.

         5.16. STORE LOCATIONS; INVENTORY LOCATIONS. Set forth on Schedule 5.16 is a complete and accurate list of the names and addresses of all the retail stores, distribution centers and warehouses operated by Borrower. As of the date hereof Borrower is current on all postpetition lease payments which are due and owing for such locations. None of Borrower's Inventory, except Inventory in transit in the ordinary course of business, is located any place other than as identified on Schedule 5.16.

         5.17. INSURANCE. All policies of insurance owned by or issued to Borrower are identified (by type, amount of coverage, policy number and insurance company) in Schedule 5.17 and are in full force and effect as of the date hereof and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of Borrower consistent with industry practice.

         5.18. STATEMENTS. All statements written or oral which Borrower has made or provided to Bank in connection with any Loan Document, and financial statements delivered on May 2, 1996, (except to the extent that any such statements constitute projections), taken as a whole, contain no untrue statement of a material fact and do not omit stating a material fact necessary to make such statements not misleading.

         5.19. PROJECTIONS. The financial projections (the "PROJECTIONS") delivered to Bank on July 8, 1996, along with the assumptions included therewith, were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by Borrower to be valid and accurate at the time the Projections were provided to Bank. Based upon the Projections, the financial accommodations being extended by Bank hereunder are reasonable and adequate to meet Borrower's credit needs during the term of this DIP Loan Agreement.

         5.20. CONSIGNED GOODS. All goods title to which is held by a consignor or concessionaire and which are in the possession of Borrower as of the date hereof are identified in Schedule 5.20 by type and location.

         5.21. BORROWER'S LANDLORDS. The name and correct address of each of Borrower's landlords is listed on the attached Schedule 5.21 and there are no Borrower's landlords other than those set forth in Schedule 5.21.

         5.22. NO DEFAULT. No Event of Default has occurred and is continuing and no event which would constitute an Event of Default but for the giving of notice and lapse of time or both has occurred, and no such event or Event of Default will occur as a result of the execution and delivery of this DIP Loan Agreement and the other Loan Documents.

         5.23. COMPLIANCE. Except to the extent that failure to comply could not reasonably be expected to have a material adverse effect on Borrower, (i) Borrower is in compliance with all applicable law, rules, regulations and ordinances of any Governmental Authority having jurisdiction over its business operations; and (ii) Borrower is compliance with all contracts entered into after the commencement of the Case to which it has become a party.

         5.24. BUY-BACK AGREEMENTS. All buy-back agreements and other such contracts and arrangements which Borrower has entered into with any of its vendors are identified on Schedule 5.24, and there are no other buy-back agreements, agreements or arrangements in to which Borrower is a party.

         5.25. LABOR/EMPLOYMENT MATTERS. Except as identified on Schedule 5.25, as of the date of this DIP Loan Agreement (i) no employee of Borrower is a member of a labor union, (ii) there is no strike or work stoppage in effect at any of Borrower's retail stores, distribution centers or warehouses, and (iii) Borrower has no knowledge of a pending or threatened strike or work stoppage at any such location.

         5.26. BANK ACCOUNTS. As of the date hereof, Borrower does not maintain any bank account (whether general or special, time or demand, provisional or final) other than those identified on Schedule 5.26.

6. COVENANTS

                              AFFIRMATIVE COVENANTS

         So long as any of the Obligations shall remain outstanding, and unless Bank otherwise consents in writing, Borrower shall comply with the following requirements:

         6.1. FINANCIAL STATEMENTS AND OTHER INFORMATION. Borrower shall deliver to Bank, in form and substance acceptable to Bank:

         (a) Weekly Reporting. Unless the Bank requires otherwise, on the third Business Day of each week all of the Borrowing Certificates covering the immediately preceding week, with an Authorized Person certifying to the truth and accuracy of all information contained therein. Availability as determined by the first Borrowing Certificate shall be effective through July 2, 1996.

         (b) Other Monthly Reporting. As soon as available and in any event within twenty (20) days after the end of each fiscal month:

                  1. the balance sheet, a report of Inventory by location (and one by department if requested by Bank), an aged listing of accounts payable both, prepetition and post-petition, (or in lieu of such, a listing of all payables, identified by vendor, over thirty (30) days past due) of Borrower as of the end of such month and related statements of income, retained earnings and cash flow of Borrower for such month and for the year to date, including all supporting schedules and notes, all in reasonable detail, prepared and certified by the chief financial officer of Borrower to have been prepared in accordance with GAAP applied on a basis consistent with the accounting practices applied in the annual financial statements previously furnished to Bank, subject, however, to year-end audit adjustments, and

                  2. a written certification executed by the chief financial officer of Borrower as to whether or not such chief financial officer has knowledge of the occurrence of any Event of Default or of any event not theretofore reported and remedied which would constitute an Event of Default with notice or passage of time or both and, if so, stating in reasonable detail the facts with respect thereto.

         (c) Fiscal Year End. Audited financial statements within one hundred twenty (120) days after the end of Borrower's fiscal year.

         (d) Litigation. As promptly as practicable (but in any event no later than two (2) Business Days for litigation affecting the ordinary course of business) after any officer of Borrower obtains knowledge thereof, written notice of all orders, notices, claims, litigation, proceedings and investigations materially and adversely affecting Borrower or any property of Borrower of the type described in Section 5.9.

         (e) Default. As promptly as practicable (but in any event no later than five (5) Business Days) after any officer of Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with notice or passage of time or both, written notice of such occurrence to Bank and court-approved counsel for the Unsecured Creditors' Committee, together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such event.

         (f) Authorized Person Report. Upon execution hereof, Borrower shall provide to Bank a certified list identifying the names and titles of those individuals set forth in the definition of "Authorized Person" in Article I, a copy of which is set forth in Schedule 6.1(f). Hereafter, Borrower shall promptly notify Bank in writing of any and all changes to said list.

         (g) Account Verification. Borrower will at any time and from time to time upon request of Bank send requests for verification of accounts or notices of assignment to account debtors and other obligors.

         (h) Other. Such other information respecting the financial condition, business and property of Borrower as Bank may from time to time reasonably request.

         6.2. BOOKS AND RECORDS. Borrower shall keep accurate books and records in which true and complete entries will be made in accordance with GAAP consistently applied. Borrower shall at all times maintain its inventory control system in place as of the date of this DIP Loan Agreement. Upon reasonable notice and request by Bank, Borrower, during normal business hours, shall give to any representative of Bank access to examine, copy and make extracts from all books, records and other writings in its possession, to inspect its property, the Collateral, and to discuss its finances, accounts, property and business with any of its officers. Upon such notice and request, Borrower shall provide Bank with information sufficient for Bank to conduct its own audit and Borrower shall assume the expenses of each such audit. Bank agrees to limit the number of such audits to three per year so long as Borrower is not in default.

         6.3. TAXES AND OTHER CLAIMS. Borrower shall file when due all required tax returns, shall pay when due all taxes, including without limitation payroll, real and personal property taxes, sales taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and shall pay when due all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any property of Borrower; provided, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by Borrower in good faith in appropriate proceedings, provided that adequate reserve has been set aside for the amount in question.

         6.4. MAINTENANCE OF PROPERTIES. Borrower shall keep and maintain all of its inventory, equipment, real estate and all other property necessary or useful in its business in good condition and repair, normal wear and tear excepted, and shall pay when due all rental and mortgage payments, if any, due on such property.

         6.5. INSURANCE. Borrower shall maintain existing insurance to the extent of Bank's interests, insurance with insurers which are reasonably acceptable to Bank, in such amounts and with such coverage (including, without limitation, public liability insurance, business interruption, fire, hazard and extended coverage insurance on all other coverage as are consistent with industry practice) as are reasonably acceptable to Bank. Borrower shall cause all insurance policies to contain a provision whereby they cannot be canceled except after thirty (30) days' written notice to Bank. In the event Borrower fails to pay any premium on any such insurance, Bank may do so (but shall not be obligated to do so), and Borrower shall reimburse Bank for any such payment on demand. Borrower hereby authorizes Bank, to the extent that Borrower does not make such reimbursements timely, to make an Advance, subject to availability, in the amount of such unpaid reimbursements and apply the same thereto. Borrower shall cause all such policies to contain a separate standard lender's loss payable clause, to the extent of Bank's collateral.

         6.6. CORPORATE EXISTENCE AND LICENSES. Borrower shall preserve and maintain its corporate existence and all of its rights, privileges, licenses including permits and franchises, and shall comply in all material respects with all applicable laws, regulations and ordinances, including without limitation Environmental Laws and laws relating to ERISA, applicable to Borrower, the operation of its business and such permits and licenses necessary for its business.

         6.7. PHYSICAL TEST COUNTS. Borrower shall permit at any time before or after regular business hours any third party test counting agency experienced in the retail industry designated by Bank, access to its store locations and distribution center for the purpose of conducting physical test counts. Borrower shall pay such third party or reimburse Bank within five (5) Business Days of demand for the costs of such physical test counts; Borrower hereby authorizes Bank, to the extent that Borrower does not make such reimbursements timely, to make an Advance, subject to availability, in the amount of such unpaid reimbursements and apply the same thereto.

         6.8. NOTICE OF STORE CHANGES. Borrower shall notify Bank in writing at least thirty (30) days prior to: (i) opening each, if any, new store location not identified on Schedule 5.16 and (ii) closing any store location.

         6.9. FINANCIAL COVENANTS.

         (a) Capital Expenditures. Borrower shall not, without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed, make any expenditures of money for Capital Expenditures in excess of Two and One Half Million Dollars ($2,500,00.00) per year during the term of this DIP Loan Agreement.

There will be additional covenants negotiated regarding the time of the Chapter 11 case such as the following:

         (b) Other Covenants. In lieu of other financial covenants Borrower agrees to achieve the following benchmarks:

                  1. Obtain court approval of a Disclosure Statement by November 2, 1996; and

                  2. Obtain confirmation of its Plan of Reorganization by December 31, 1996.

         6.10. USE OF PROCEEDS. Borrower shall use the proceeds of this Credit for working capital, capital expenditures, and general corporate purposes.


                               NEGATIVE COVENANTS

         So long as any of the Obligations shall remain outstanding, and unless Bank otherwise agrees in writing, Borrower shall comply with the following requirements:

         6.11. LIENS. Borrower shall not create, incur or permit to exist in favor of any Person (other than Security Interests in favor of Bank and Permitted Liens) any Security Interest in any of its property now owned or hereafter acquired.

         6.12. INDEBTEDNESS; GUARANTIES.

         (a) Borrower shall not incur or permit to remain outstanding any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations except: (i) the Obligations in favor of Bank, and (ii) indebtedness identified on Schedule 6.12.

         (b) Borrower shall not guarantee, endorse, assume or otherwise become directly or contingently liable in connection with any obligation of any other Person, except by the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business.

         6.13. SALE OF ASSETS. Borrower shall not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any Person unless the Obligations shall be paid in full.

         6.14. INVESTMENTS. Borrower shall not purchase or hold beneficially any shares of stock or other securities or evidences of Indebtedness of, or make any investment or acquire any interest whatsoever in, any other Person.

         6.15. SALE AND LEASEBACK. Borrower shall not enter into any arrangement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any real or personal property and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower intends to use for substantially the same purpose as the property being sold or transferred.

         6.16. MAINTENANCE OF ACCOUNTS. Borrower shall maintain all bank accounts at Bank or institutions acceptable to Bank. A list identifying all of its accounts not maintained at Bank and the financial institutions at which such accounts are maintained is set forth in Schedule 6.16. Borrower shall notify Bank in writing of any changes in and additions to such list as soon as any change or addition occurs.

         6.17. INTERIM ORDER AND FINANCING ORDER. Borrower shall not violate nor shall Borrower seek to modify, appeal or otherwise affect, without the consent of Bank, the terms of the Interim Order or the Financing Order.

         6.18. DIVIDENDS; CAPITAL STOCK. Borrower shall not declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes.

         6.19. BUSINESS. Borrower shall not engage in business other than the sale of women's fashion retail apparel, and related merchandise.

         6.20. CONSOLIDATION AND MERGER; ASSET ACQUISITIONS. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

         6.21. RESTRICTIONS ON ACQUISITIONS. The Borrower will not purchase, lease or otherwise acquire assets not related to its business.

         6.22. ACCOUNTING. The Borrower will not adopt any material change in accounting principles other than as required by generally accepted accounting principles. The Borrower will not adopt, permit or consent to any change in its fiscal year.

         6.23. PLACE OF BUSINESS; NAME. Without notice and prior consent of Bank, Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location; will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interests; and will not change its name.

         6.24. SALARIES. The Borrower will not increase the salary, bonus, commissions, consultant fees or other compensation of any director, officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such person in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

         6.25. CHANGE IN OWNERSHIP. The Borrower will not issue or sell (but can issue stock options to employees) any stock of the Borrower so as to change the percentage of voting and non-voting stock owned by each of the Borrower's shareholders, and it shall be an Event of Default if there is a change in majority ownership of the company without five days' prior notice to Bank following receipt of SEC notification.

         6.26. CHANGE IN MANAGEMENT. The Borrower will not replace or terminate any Key Officer of Borrower without the prior notice and consent of Bank.

         6.27. POINT OF SALE EQUIPMENT. Borrower shall not permit any material adverse change, as determined by Bank, to occur with respect to the point of sale equipment, if any, or to occur with respect to the lease arrangements, if any, for such equipment.

         6.28. NO DISTRIBUTIONS. Except compensation and benefits (e.g., medical and retirement) and expense reimbursements paid in the ordinary course of business, and as permitted by Section 6.24, Borrower shall not make payments of indebtedness or other distributions to officers or shareholders.

         6.29. CONSIGNED GOODS. Borrower shall not, without providing Bank with twenty (20) Business Days' prior notice, maintain consigned goods at any locations other than those listed in Schedule 5.20 or hold types of consigned goods other than those listed in Schedule 5.20.



7. EVENTS OF DEFAULT, RIGHTS, AND REMEDIES

         7.1. EVENTS OF DEFAULT. The occurrence of any of the following events, following written notice from Bank to Borrower (where such notice would not unreasonably jeopardize Bank's ability to maintain its collateral position) of a default, and Borrower's failure to cure such default within five days after receipt of such notice (by facsimile or otherwise) shall constitute an "EVENT OF DEFAULT", unless Bank in writing otherwise consents:

         (a) Non-Payment at Maturity. Failure by Borrower to pay in full in cash the Obligations on the Maturity Date; or

         (b) Non-Payment. Failure by Borrower to pay in full any of the Obligations other than the Obligations due on the Maturity Date; or

         (c) Misrepresentation. Any written statement, representation or warranty of Borrower (or any officer of Borrower) to Bank at any time, including without limitation any statement, representation or warranty made in this DIP Loan Agreement or in any writing contemplated by this DIP Loan Agreement, shall prove to have been incorrect or misleading in any material respect when made; or

         (d) Non-Payment of Taxes. Failure by Borrower to make the payments required by Section 5.8; or

         (e) Non-Payment of Other Indebtedness. A default under any other bond, debenture, note or other evidence of Indebtedness of Borrower (except for debts reasonably in dispute), or under any indenture or other writing except for Indebtedness incurred by Borrower prior to the commencement of the Case; or

         (f) Financial Reporting. Failure to submit any Borrowing Certificate required under Section 6.1(a) within one (1) Business Day after the same is due; or

         (g) Pension Plan. Occurrence of a "REPORTABLE EVENT" (as described in Section 4043(b) of ERISA) relating to a failure to meet minimum funding standards or an inability to pay benefits when due shall have occurred with respect to any plan under the control of Borrower or any affiliate thereof and shall not have been remedied within thirty (30) days after the occurrence of such Reportable Event or a trustee shall be appointed by a United States District Court to administer such plan, or the PBGC shall institute proceedings to terminate such plan and any of the foregoing will result in a liability of Borrower; or

         (h) Financing Order. Except with Bank's written consent, entry of an order of the Bankruptcy Court modifying, amending, reversing, vacating or staying the Interim Order or the Financing Order, or Borrower shall violate the terms of the Interim Order or the Financing Order; or

         (i) Credit Card Receivables. The obligation of the credit card processors(s) (or other obligor) (First Bank, South Dakota and Household Bank, as of the date of this DIP Loan Agreement) pursuant to the Receivables Agreements to pay to Borrower on each Business Day the proceeds of accounts receivable arising from the use of credit or charge cards (the "Credit Card Receivables") shall terminate and not be replaced within three Business Days, or such processor or other obligor shall cease making such payments for any reason; or

         (j) Invalidity Assertion. Assertion by Borrower in any pleading filed in any court asserting that any material provision in any of the Loan Documents is invalid or not binding on Borrower; or

         (k) Non-Compliance. Default or failure by Borrower in the performance of, or breach of, any other covenant or agreement of Borrower in this DIP Loan Agreement.

         (l) Non-payment of Rent. Failure by Borrower to make any postpetition rent payment, before such payment becomes a default under such lease, shall constitute an immediate Event of Default. Upon such default, Bank shall have the immediate right to pay such rent, add such payment to the existing Indebtedness and advance funds to repay such Indebtedness.

         7.2. NOTICE BY BORROWER. As required by Section 6.1(e), Borrower shall provide Bank with written notice of the occurrence of an Event of Default.

         7.3. RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court to have the automatic stay imposed by Section 362 of the Bankruptcy Code modified or lifted, Bank may take any or all of the following actions, at the same or different times, all of which are cumulative and non-exclusive:

         (a) terminate the Credit and the commitment to lend extended under this DIP Loan Agreement;

         (b) declare the Obligations to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this DIP Loan Agreement to the contrary notwithstanding;

         (c) set off and apply, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, any and all deposit accounts (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the Obligations, whether or not any demand has been made under the Loan Documents and although such Obligations may not have matured;

         (d) exercise any and all rights or remedies contained in this DIP Loan Agreement or any Loan Document;

         (e) exercise any and all rights and remedies available to Bank under the Uniform Commercial Code and any other applicable law; and

         (f) exercise any and all rights conferred in the Financing Order or in any other documents or agreements Borrower has executed and delivered to Bank.

         7.4. APPLICATION OF PROCEEDS ON DEFAULT. Upon the occurrence of an Event of Default, the balances in any account of Borrower with Bank and the Collateral Account, all other proceeds from the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied to the outstanding Obligations at the Bank's sole and absolute discretion. Any amounts remaining after such payment in full shall be remitted to Borrower.

         7.5. FINANCING STATEMENTS; DIRECT PAYMENTS; CONFIRMATION OF RECEIVABLES AND AUDIT RIGHTS. Borrower hereby authorizes Bank to file UCC financing statements and any amendments thereto or continuations thereof and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of Bank in the Collateral, in all cases without the signatures of Borrower or with the signature by Bank as attorney-in-fact for Borrower. Bank will provide Borrower with notice simultaneously with any such filings made or notices given by Bank; however, failure by Bank to provide such notice to Borrower shall not affect the validity of such filings or notices. Borrower further authorizes Bank (i) upon the occurrence of, and during the continuance of, an Event of Default, to notify any Account Debtors or parties to any Receivables Agreement that all sums payable to Borrower, relating to the Collateral shall be paid directly to Bank and to confirm with any Account Debtors or parties to any Receivables Agreement the amounts payable by them to Borrower with regard to the Collateral and (ii) to participate with Borrower in the audits of its Account Debtors.

8. MISCELLANEOUS

         8.1. WAIVER AND AMENDMENT. No provision of this DIP Loan Agreement or any Loan Document or writing contemplated hereby can be waived, modified, amended, abridged, supplemented or terminated, except by a writing executed by Bank. A waiver shall be effective only in the specific instance and for the specific purpose given and only if in a writing signed by Bank. No delay or failure by Bank to exercise any right or remedy shall be a waiver thereof, nor shall any single or partial exercise by Bank of any right or remedy preclude any other exercise thereof or the exercise of any other right or remedy. All rights and remedies of Bank under this DIP Loan Agreement and any other writing are cumulative and not exclusive.

         8.2. COSTS AND EXPENSES. Whether or not the transactions contemplated by this DIP Loan Agreement shall be consummated, Borrower shall pay, or shall reimburse Bank for, all expenses, including without limitation the reasonable fees and disbursements of Oppenheimer Wolff & Donnelly, local counsel employed by Bank and in-house counsel, in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interests in favor of Bank. Such payments shall be paid when due. If Borrower does not object, in writing to Bank, as to the reasonableness of such fees and expenses within twenty (20) days of when payments are due, Borrower shall be deemed to have waived any such objection. Borrower hereby authorizes Bank, if and to the extent such expenses are not paid timely, to make an Advance, subject to availability, in an amount equal to the expenses then due and payable to Bank hereunder and to apply the same to the expenses due. The Obligations of Borrower under this Section 8.2 shall survive the termination of this DIP Loan Agreement and the payment of all of the Obligations other than those under this Section 8.2.

         8.3. ADDRESSES. All notices, requests, demands and other communications provided for under this DIP Loan Agreement and the writings contemplated by this DIP Loan Agreement shall be in writing and shall be delivered in person, deposited in the mail postage prepaid, via overnight courier or by facsimile addressed as follows:

         IF TO BORROWER:

                  Mr. Herbert Froemming
                  President and Chief Operating Officer
                  Braun's Fashions, Inc.
                  2400 Xenium Lane North
                  Plymouth, MN 55441
                  Fax No. 551-5199

         WITH A COPY TO:

                  Patrick J. Neligan, Esq.
                  Neligan & Averch, L.L.P.
                  1717 Main Street, Suite 4050
                  Dallas, TX 75201
                  Fax No.  (214) 653-4393

         IF TO GUARANTOR:

                  Mr. Herbert Froemming
                  President and Chief Operating Officer
                  Braun's Fashion Corporation
                  2400 Xenium Lane North
                  Plymouth, MN 55441
                  Fax No. 551-5199

         WITH A COPY TO:

                  Patrick J. Neligan, Esq.
                  Neligan & Averch, L.L.P.
                  1717 Main Street, Suite 4050
                  Dallas, TX 75201
                  Fax No.  (214) 653-4393


         IF TO BANK:

                  Norwest Bank Minnesota, National Association
                  Debtor-in-Possession Financing Group
                  Norwest Center, Sixth and Marquette
                  Minneapolis, Minnesota  55479
                  Attention: Douglas Vitek
                  Fax No. (612) 673-8690

         WITH A COPY TO:

                  Mark J. Kalla, Esq.
                  Oppenheimer Wolff & Donnelly
                  3400 Plaza VII
                  45 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Fax No. (612) 344-9376

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. All such notices, requests, demands and other communications shall be effective when actually delivered, deposited in the mail or with overnight courier service or faxed, except that notices and requests to Bank pursuant to Article II shall not be effective until received by Bank.

         8.4. BINDING EFFECT AND ASSIGNMENT. This DIP Loan Agreement and the other writings contemplated by this DIP Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower shall have no right to assign any of its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Bank. If any provision or application of this DIP Loan Agreement, the Revolving Note or any other writing contemplated hereby is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect the other provisions or applications which can be given effect, and this DIP Loan Agreement and such writings shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or therein or prescribed hereby or thereby.

         8.5. BANK FEES AND CHARGES. Borrower agrees to pay Bank on demand the reasonable customary fees and charges of Bank for providing customer services to Borrower as published from time to time by Bank.

         8.6. PRIOR AGREEMENTS. This DIP Loan Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between Borrower and Bank prior to the execution of this DIP Loan Agreement which relate to Advances shall be replaced by the terms of this DIP Loan Agreement. Borrower acknowledges that this Agreement is entered into and arises out of the Commitment Letter and that Borrower has no claim against Bank, its officers, directors, agents and representatives, arising out of or relating to the Commitment Letter.

         8.7. LOAN PARTICIPATION. Bank expressly reserves the right to sell participation(s) in the Credit with notice to, but without the consent of Borrower or the necessity of further Bankruptcy Court order.

         8.8. INDEMNITY. In addition to the payment of expenses pursuant to
Section 8.2 hereof Borrower agrees to indemnify, defend and hold harmless Bank, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents of the foregoing (the "Indemnitees"), from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this DIP Loan Agreement and the other Loan Documents or the making of the Advances, and (ii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with the making of the Advances, this DIP Loan Agreement and all other Loan Documents or the use or intended use of the proceeds of the Advances, except those which arise as a result of the gross negligence or willful misconduct of an Indemnitee, (the "INDEMNIFIED LIABILITIES"). If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, Borrower, or counsel designated by Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower's sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligation of Borrower under this Section 8.8 shall survive the termination of this DIP Loan Agreement and the discharge of Borrower's other Obligations.

         8.9. SURVIVAL OF AGREEMENT, REPRESENTATIONS, AND WARRANTIES, ETC. All warranties, representations and covenants made herein by Borrower or in any certificate or other instrument delivered by it or on its behalf in connection with this DIP Loan Agreement shall be considered to have been relied upon by Bank and shall survive the making of the Advances herein contemplated and the issuance and delivery to Bank of the Revolving Note regardless of any investigation made by Bank or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Credit has not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by Borrower.

         8.10. HEADINGS. Article and Section headings in this DIP Loan Agreement are for convenience of reference only, and shall not constitute a part of this DIP Loan Agreement for any other purpose or a limitation of the scope of the particular Articles or Sections to which they refer.

         8.11. SEVERABILITY. Any provision of this DIP Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.12. EXECUTION IN COUNTERPARTS. This DIP Loan Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

         8.13. FURTHER ASSURANCES. Whenever and so often as reasonably requested by Bank, Borrower shall promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in Bank all rights, interests, powers, benefits or privileges and advantages conferred or intended to be conferred by this DIP Loan Agreement and the other Loan Documents.

         8.14. WAIVER OF JURY TRIAL. Each of Borrower and Bank hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any of the Loan Documents or the transactions contemplated thereby.

         8.15. GOVERNING LAW. This DIP Loan Agreement, the Revolving Note and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have executed this DIP Loan Agreement on the date first above written.

                                          BRAUN'S FASHIONS, INC.
                                          BORROWER


                                          By:
                                          Title:


                                          BRAUN'S FASHIONS CORPORATION
                                          GUARANTOR


                                          By:
                                          Title:


                                          NORWEST BANK MINNESOTA,
                                          NATIONAL ASSOCIATION


                                          By:
                                          Title: